Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pain Therapeutics, Inc. for the registration of 15,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the 2003 and 2002 financial statements of Pain Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Palo Alto, California

May 6, 2004